Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our reports dated November 26, 2019 in Post-Effective Amendment No. 277 to the Registration statement (Form N-1A; File No. 002-19548) of Guggenheim Funds Trust on the financial statements and financial highlights of each of the series constituting Guggenheim Funds Trust included in the Annual Reports to Shareholders for the fiscal year ended September 30, 2019.

/s/ Ernst & Young LLP

Tysons, Virginia
January 28, 2020